UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 24, 2011

Hooper Holmes, Inc.
(Exact name of registrant as specified in charter)

New York	1-9972	22-1659359
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

170 Mt. Airy Road, Basking Ridge, New Jersey 07920
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code (908) 766-5000

Not Applicable
(Former names or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07.    Submission of Matters to a Vote of Security Holders.

(a)-(b)    On May 24, 2011, Hooper Holmes, Inc. (the “Company”) held its Annual Meeting of Shareholders (the “Annual Meeting”).

The Company had 69,789,587 shares of Common Stock outstanding as of March 28, 2011, the record date for the Annual Meeting. At the Annual Meeting, holders of a total of 63,033,824 shares of Common Stock, or approximately 90.3% of the shares of Common Stock entitled to vote, were present in person or represented by proxy constituting a quorum. The following sets forth information regarding the final results of the voting at the Annual Meeting:

Election of Directors. The Company's shareholders elected three directors, Ransom J. Parker, Dr. Elaine L. Rigolosi and Thomas A. Watford, each to serve for a term of one year and until their successors are duly elected and qualified. The following is a breakdown of the voting results:

Director	Votes For	Votes Withheld	Broker Non-Votes
Ransom J. Parker	44,244,075	1,552,243	17,237,506
Dr. Elaine L. Rigolosi	44,281,291	1,515,027	17,237,506
Thomas A. Watford	44,489,587	1,306,731	17,237,506

Approval of 2011 Omnibus Employee Incentive Plan. The shareholders of the Company approved the Company's 2011 Omnibus Employee Incentive Plan. The following is a breakdown of the voting results:

Votes For	Votes Against	Abstentions	Broker Non-Votes
40,114,434	2,704,350	2,977,534	17,237,506

Ratification of Appointment of KPMG LLP as Independent Registered Public Accountants. The shareholders of the Company ratified the appointment of KPMG LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2011. The following is a breakdown of the voting results:

Votes For	Votes Against	Abstentions	Broker Non-Votes
62,437,756	270,256	325,812	- 0 -

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Hooper Holmes, Inc.

Date:    May 26, 2011
By: /s/ Mark C. Rosenblum
Mark C. Rosenblum
Senior Vice President,
General Counsel